Exhibit 10.1

July 2, 2013

Elizabeth Hambrecht

1356 Greenwich Street

San Francisco, CA 94109

Dear Elizabeth,

On behalf of Salon Media Group, Inc. (the “Company”), I am pleased to confirm our offer of employment to you for the position of Interim Chief Financial Officer, reporting to CEO, Cynthia Jeffers. This letter sets out the terms of your employment with the Company, with a tentative start date of July 2, 2013.

You will be paid a starting base salary of $4,166.67 paid semi-monthly (which equals $100,000.00 per year), less applicable tax and other withholdings. You will also be eligible to participate in various Company fringe benefit plans, including medical, dental, vision, short- term disability, long-term disability, life insurance, 401(k), and vacation programs.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase Company common stock, (number of shares is to be determined) under the Company’s stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. The option grant date is the date of actual approval by Salon’s Board of Directors. Your option will vest over a period of four years, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Your employment with the Company is “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three days after your employment start date.

870 Market Street, Suite 528

San Francisco, California 94102

Phone (415) 645-9200     Fax (415) 645-9202

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment may only be modified by a document signed by you and an authorized representative of the Company.

Elizabeth, we look forward to working with you at the Salon. Please sign and date this letter on the space provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely, Salon Media Group, Inc.

By: /s/ Cynthia Jeffers Cynthia Jeffers Chief Executive Officer
I agree to and accept employment with Salon Media Group, Inc. on the terms and conditions set forth in this agreement.

/s/ Elizabeth Hambrecht Employee Signature
Elizabeth Hambrecht

870 Market Street, Suite 528

San Francisco, California 94102

Phone (415) 645-9200     Fax (415) 645-9202